Exhibit 99.1

REINSURANCE GROUP OF AMERICA APPOINTS

NEW MEMBER TO BOARD OF DIRECTORS

ST. LOUIS, April 1, 2024 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life and health reinsurer, today announced the appointment of Alison Rand to its Board of Directors. Ms. Rand begins her service on April 1, 2024.

“Throughout Alison’s tenure as an executive leader, she has been a driving force behind achieving financial excellence and fostering investor trust,” said Tony Cheng, President and CEO, RGA. “Her expertise as a former chief financial officer, combined with her background in corporate finance and risk management, will be pivotal as we execute on our enterprise strategy and continue our trajectory of growth and success.”

“Alison’s comprehensive knowledge, spanning investor relations, strategic planning, and risk management, complements her proficiency in cultivating organizational resilience and strong board relations,” said Stephen O’Hearn, Chair of the Board of Directors, RGA. “Her decades of experience in leadership in the North American insurance market will strengthen our Board, and we are thrilled Alison will be joining us.”

Ms. Rand is the retired Chief Financial Officer for Primerica, an insurance, investment, and financial services distribution firm with more than 140,000 independent agents in the U.S. and Canada. Ms. Rand joined Primerica in 1995 and was named Executive Vice President and Chief Financial Officer in 2000. Notably, Ms. Rand led Primerica’s IPO in 2010, which was recognized as one of the first and most successful IPOs after the 2008 financial crisis.

Ms. Rand is an Independent Director of Regions Financial Corporation and a member of the Board’s Audit and Technology Committees. She graduated from the University of Florida with a B.S. in accounting and is a certified public accountant. She is a member of the university’s National Foundation Board and formerly served as the Audit Committee Chair. She currently serves as Vice Chair of the Dean’s Advisory Council at the University of Florida Warrington College of Business.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA is today one of the world’s largest and most respected reinsurers and remains guided by a powerful purpose: to make financial protection accessible to all. As a global capabilities and solutions leader, RGA empowers partners through bold innovation, relentless execution, and dedicated client focus — all directed toward creating sustainable long-term value. RGA has approximately $3.7 trillion of life reinsurance in force and assets of $97.6 billion as of Dec. 31, 2023. To learn more about RGA and its businesses, please visit rgare.com or follow RGA on LinkedIn and Facebook. Investors can learn more at investor.rgare.com.

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FOR MORE INFORMATION: Lynn Phillips

Vice President, Corporate Communications

636-736-2351

lphillips@rgare.com

Lizzie Curry

Executive Director, Public Relations

636-736-8521

lizzie.curry@rgare.com

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com